Exhibit 10.12

ACKNOWEDGMENT

OF

CAPITAL CONTRIBUTION

Amendment One

WHEREAS, On December 29, 2016, the Board of Directors of Prism Technologies Group, Inc. (the “Company”) approved a transaction by which Mr. Hussein A. Enan, the CEO and Chairman of the Company, provided the Company with $250,000 in cash.

WHEREAS, The Company and Mr. Enan desire to clarify certain terms of the capital contribution transaction.

The Company and Mr. Enan acknowledge and agree that this Amendment One replaces the Acknowledgment of Capital Contribution dated January 10, 2017 and the terms of the transaction are as follows:

1)

Mr. Enan is entitled to receive $625,000 when the Company’s cumulative Net Cash Flow (“NCF”) for the period beginning on January 1, 2017exceeds $7.5 million. NCF is measured as the cumulative cash received from patent litigation activities less all cumulative cash operating expenses incurred by the Company during the same period.

2)	The cash contribution is unsecured and non-convertible to equity.

3)	The Company received $250,000 from Mr. Enan on December 30, 2016.

4)	The Company may use the funds for working capital and general corporate operations.

ACKNOWLEDGED:	ACKNOWLEDGED:
PRISM TECHNOLOGIES GROUP, INC.	HUSSEIN A. ENAN
BY: /s/ L. Eric Loewe	BY: /s/ Hussein A. Enan, Trustee
DATE: November 12, 2017	DATE: November 13, 2017